EXHIBIT 5.1


                                Patton Boggs LLP
                               1660 Lincoln Street
                                   Suite 1900
                             Denver, Colorado 80264

                                 (303) 830-1776


                                 October 2, 2002

ARC Wireless Solutions, Inc.
4860 Robb Street, Suite 101
Wheat Ridge, Colorado  80033

Gentlemen and Ladies:

     We have acted as counsel for ARC Wireless Solutions, Inc., a Utah corporation (the "Company"), in connection with preparation of the Company's Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act of 1933, as amended, concerning registration of the transfer by certain persons (the "Selling Stockholders") of 1,034,545 shares of Common Stock of the Company, which includes 140,000 shares that may be issued upon exercise of warrants to purchase shares of Common Stock for $1.50 per share until October 31, 2005 (the "Warrants") in addition to 894,545 shares of Common Stock acquired by the Selling Stockholders directly from the Company. The Selling Stockholders acquired the Common Stock and Warrants in private placement transactions pursuant to exemptions from federal and state registration requirements.

     We have examined the Articles Of Incorporation and the Bylaws of the Company and the record of the Company's corporate proceedings concerning the registration described above. In addition, we have examined such other certificates, agreements, documents and papers, and we have made such other inquiries and investigations of law as we have deemed appropriate and necessary in order to express the opinion set forth in this letter. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, photostatic, or conformed copies and the authenticity of the originals of all such latter documents. In addition, as to certain matters we have relied upon certificates and advice from various state authorities and public officials, and we have assumed the accuracy of the material and the factual matters contained herein.

     Subject to the foregoing and on the basis of the aforementioned examinations and investigations, it is our opinion that (i) the 894,545 shares of Common Stock issued directly to the Selling Stockholders have been legally issued and constitute fully paid and non-assessable shares of the Company's Common Stock, (ii) the Warrants have been legally issued, and (iii) the shares to be issued upon the exercise, if any, of the Warrants in accordance with their terms will have been legally issued and will constitute fully paid and non-assessable shares of the Company's Common Stock.

     The opinions expressed herein relate solely to federal laws and the Utah Business Corporation Act. We express no opinion with respect to any other laws. The opinions expressed herein do not relate, without limitation, to any matters of law of other states or the rules or regulations of any state, county or municipal agency or authority of another state, territory or possession.

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     We hereby consent (a) to be named in the Registration Statement and in the prospectus that constitutes a part of the Registration Statement as acting as counsel in connection with the offering, including with respect to the issuance of securities offered in the offering; and (b) to the filing of this opinion as an exhibit to the Registration Statement.

     This opinion is to be used solely for the purpose of the registration of the Common Stock and may not be used for any other purpose.


                                           Very truly yours,

                                           /s/ PATTON BOGGS LLP

                                               PATTON BOGGS LLP

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